Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

●	Form S-1 (File No. 333-233504, File No. 333-224620 and File No. 333-273749),
●	Form S-3 (File No. 333-171315, File No. 333-175420, File No. 333-200410, File No. 333-236735, and File No. 333-250973) and on
●	Form S-8 (File No. 333-181729, File No. 333-229261, File No. 333-25027 and File No. 333-252028)

of iBio, Inc. and Subsidiaries of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated September 27, 2023, on our audits of the consolidated financial statements of iBio, Inc. and Subsidiaries as of June 30, 2023 and 2022 and for the years then ended, included in this Annual Report on Form 10-K of iBio, Inc. for the year ended June 30, 2023.

/s/ CohnReznick LLP
Holmdel, New Jersey
September 27, 2023